Exhibit 10.4

FISERV, INC.

EMPLOYEE RESTRICTED STOCK AGREEMENT

Employee: Jeffery W. Yabuki	Date: December 1, 2005

Number of Shares of Common Stock Subject To This Agreement: 52,849

Pursuant to the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) of Fiserv, Inc. (the “Company”) has awarded you on this date the number of shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), set forth above (the “Restricted Stock”). You have agreed to accept the award based on the terms and conditions set forth in the agreement below (the “Agreement”):

1.	Date of Award. The Restricted Stock is awarded to you on the date above (the “Award Date”).

2.	Restrictions. Except as otherwise provided herein, Restricted Stock may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated until the date of release (the “Release Date”) determined as follows: the Release Date with respect to 100% of the shares of Restricted Stock shall be the third anniversary of the Award Date. The Committee, in its sole discretion, may at any time accelerate the Release Date with respect to the Restricted Stock or a portion of the Restricted Stock.

On the applicable Release Date as determined in this Section, that portion of Restricted Stock shall become free of the restrictions above and, subject to Section 4, be freely transferable by you.

3.	Escrow. Certificates for shares of Restricted Stock shall be issued as soon as practicable in your name, but shall be held in escrow by the Company, as escrow agent. Unless theretofore forfeited as provided herein, Restricted Stock shall cease to be held in escrow and certificates for such Stock shall be delivered to you on the applicable Release Date.

4.	Restrictive Covenants. If you violate any of the restrictive covenants set forth in Section 7.3.1 of your Employment Agreement with the Company dated November 7, 2005 (the “Employment Agreement”), then in addition to other remedies of law, your right to this Restricted Stock shall terminate immediately. Furthermore, the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any portion of the Restricted Stock at any time if you are not in compliance with all applicable provisions of this Agreement and the Plan, or if you engage in any of the activities listed in Section 7.3.1 of the Employment Agreement. In addition, failure to comply with the provisions of Section 7.3.1 of the Employment Agreement prior to and during the 12 months after any release of Restricted Stock pursuant to all or any part of this Restricted Stock Agreement shall cause such release to be rescinded. The Company will notify you in writing of any such rescission within 24 months after such release. Within 10 days after receiving such notice from the Company, you will pay to the Company, as a result of the release of Restricted Stock, an amount equal to the fair market value of the Restricted Stock on the applicable Release Date.

5.	Terminations of Employment/Change of Control.

(a)	The restrictions on the remaining Restricted Stock for which a Release Date has not occurred under Section 2 shall lapse and all shares of Restricted Stock shall become fully vested, upon the occurrence of the following events:

(i)	your employment is terminated by the Company other than for Cause (as defined in the Employment Agreement);

(ii)	your employment is terminated due to death or Disability (as defined by the Employment Agreement);

(iii)	you voluntarily terminate employment for Good Reason (as defined in the Employment Agreement); or

(iv)	a Change of Control occurs (as defined in the Key Executive Employment and Severance Agreement dated November 7, 2005 (the “KEESA”).

(b)	All Restricted Stock for which a Release Date has not occurred under Section 2 prior to the following terminations of employment shall be forfeited to the Company on the date on which the termination of employment occurs due to:

(i)	the Company’s termination of your employment for Cause (as defined in the Employment Agreement); or

(ii)	your voluntary termination of employment without Good Reason (as defined in the Employment Agreement).

6.	Certificate Legend. Each certificate for shares of Restricted Stock may bear the following legend:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE FISERV, INC. STOCK OPTION AND RESTRICTED STOCK PLAN AND A RESTRICTED STOCK AGREEMENT BETWEEN FISERV, INC. AND THE REGISTERED OWNER HEREOF. A COPY OF SUCH PLAN AND SUCH AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF FISERV, INC.”

When the restrictions imposed by Sections 2 and 5 hereof terminate, you shall be entitled to have the foregoing legend removed from the certificates representing such Restricted Stock.

7.	Voting Rights; Dividends and Other Distributions.

(a)	While the Restricted Stock is subject to restrictions under Section 2 and prior to any forfeiture thereof, you may exercise full voting rights for the Restricted Stock registered in your name and held in escrow hereunder.

(b)	While the Restricted Stock is subject to the restrictions under Section 2 and prior to any forfeiture thereof, you shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock. If any such dividends or distributions are paid in Stock, such shares shall be subject to the same terms, conditions and restrictions as the shares of Restricted Stock with respect to which they were paid, including the requirement that Restricted Stock be held in escrow pursuant to Section 3 hereof.

(c)	Subject to the provisions of this Agreement, you shall have, with respect to the Restricted Stock, all other rights of a holder of Common Stock.

8.	Securities Representations. You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333-34310) with respect to the Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933) of the Company, you may not sell or otherwise dispose of any shares acquired except pursuant to a Registration Statement meeting the requirements of the Securities Act of 1933 or an exemption from the registration requirements of such Act. You represent and agree that you will comply with all applicable laws relating to the Plan and the award of Restricted Stock and the disposition of the Restricted Stock, including without limitation federal and state securities and “blue sky” laws.

9.	Tax Representations.

(a)	You represent and warrant that you understand the Federal, state and local income tax consequences of the award of the Restricted Stock to you, the lapse of the restrictions on the Restricted Stock and the subsequent sale or other disposition of any Restricted Stock. In addition, you understand and agree that, when the restrictions lapse and you thereby realize gross income (if any) taxable as compensation, the Company will be required to withhold Federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of the stock restrictions lapsing. Accordingly, you hereby agree to provide the Company with cash funds or Common Stock (subject to Section 9(b)) equal in value to the total federal, state and local taxes and other amounts required to be withheld by the Company or its subsidiary in respect of any such compensation income or make other arrangements satisfactory to the Company regarding such payment. All matters with respect to the total amount to be withheld shall be determined by the Committee in its sole discretion.

(b)	If you do not make an election under Section 83(b) of the Code with respect to the Restricted Stock awarded hereunder, you may satisfy the Company’s withholding tax requirements by electing to have the Company withhold that number of shares of unrestricted Common Stock otherwise deliverable to you from escrow hereunder or to deliver to the Company a number of shares of Common Stock, in each case, having a Fair Market Value on the Tax Date (as such terms are defined below) equal to the minimum amount required to be withheld as a result of the termination of the restrictions on such Restricted Stock. The election must be made in writing in accordance with such rules and regulations and in such form as the Committee may determine. The election must be delivered to the Company prior to the Tax Date. If the number of shares so determined shall include a fractional share, then you shall deliver cash in lieu of such fractional share. As used herein: (y) “Tax Date” means the date on which you must include in your gross income for federal income tax purposes the fair market value of the Common Stock released from the restrictions of Section 2; and (z) “Fair Market Value” means the per share closing price on the date in question on the principal market in which shares of stock which are equivalent to the Restricted Stock are then traded or, if no sales of such stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted.

10.	General Provisions.

(a)	Neither the Plan nor this Agreement shall confer upon you any right to continue to be employed by the Company or any subsidiary of the Company or limit in any respect any right of the Company or any subsidiary of the Company to terminate your employment at any time, without liability.

(b)	This Agreement, the Plan, the Employment Agreement and the KEESA contain the entire agreement between the Company and you relating to the Restricted Stock and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement may not be amended, changed or waived other than by written instrument signed by the parties hereto.

(d)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company and you agree that they will both be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.wachovia.com/corp_inst/soa/login), or the website of any successor administrative agent, or a paper copy is available upon request. Any capitalized term not defined herein shall have the meaning ascribed to it in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

(g)	The Restricted Stock is not transferable otherwise than by will or the laws of descent and distribution.

(h)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You understand that, under the terms of the Plan and this Agreement, the Company may cancel or rescind this Restricted Stock in certain circumstances, including, without limitation, if you violate the provisions of Section 7.3.1 of the Employment Agreement prior to, or within 12 months after, the release of any Restricted Stock.

Please acknowledge acceptance of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to Corporate Finance.

FISERV, INC.

By:
Kenneth R. Jensen, Sr. Executive Vice President

Accepted and Agreed to:

Jeffery W. Yabuki

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